AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 dated as of , 2006 (the "Amendment") to the Amended and Restated Deposit Agreement dated as of March 16, 1998 (the "Original Deposit Agreement" and, as so amended, the "Deposit Agreement"), among Canon Inc., incorporated under the laws of Japan (the "Company"), JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary (the "Depositary"), and all Holders from time to time of American Depositary Receipts ("ADRs") issued thereunder.

WITNESSETH:
WHEREAS, the Company and the Depositary executed the Original Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in exhibit A of the Original Deposit Agreement, the Company and the Depositary desire to amend the terms of the Original Deposit Agreement and the ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Original Deposit Agreement and the ADRs as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Original Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01. Deposit Agreement. All references in the Original Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Original Deposit Agreement as amended by this Amendment.

SECTION 2.02. All references in the Original Deposit Agreement to the Depositary or Morgan Guaranty Trust Company of New York shall be references to JPMorgan Chase Bank, N.A.

SECTION 2.03.   Section 1 of the Original Deposit Agreement is amended as follows:

(a)	Section 1(b) of the Original Deposit Agreement is amended to read as follows:

(b) "ADRs" mean the American Depositary Receipts issued hereunder. ADRs may be either in physical certificated form or Direct Registration ADRs. ADRs in physical certificated form, and the terms and conditions governing the Direct Registration ADRs (as hereinafter defined), shall be substantially in the form set forth in Exhibit A annexed hereto (the "form of ADR"). The term "Direct Registration ADR" means an ADR, the ownership of which is recorded on the Direct Registration System. References to "ADRs" shall include certificated ADRs and Direct Registration ADRs, unless the context otherwise requires. The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

(b)	Section 1(j) of the Original Deposit Agreement is amended to read as follows:

(j)  "Stock" means the shares of common stock of the Company, and shall include  the rights to receive Stock specified in paragraph (1) of the form of ADR.

(c)	Section 1(l) of the Original Deposit Agreement is amended to read as follows:

(l) "Unit" means 100 shares or such other number of shares of Stock as the Articles of Incorporation of the Company may provide as a "Unit of Shares" for the purpose of the Japanese Commercial Code, as such Articles of Incorporation may be amended from time to time.

(d)	Section 1 of the Original Deposit Agreement is amended to include the following definitions:

The terms "deliver", "execute", "issue", "register", "surrender", "transfer" or "cancel", when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and, when used with respect to ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs.

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Direct Registration System" means the system for the uncertificated registration of ownership of securities established by The Depository Trust Company ("DTC") and utilized by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC which provides for automated transfer of ownership between DTC and the Depositary.

SECTION 2.04. Section 2 of the Original Deposit Agreement is amended to read as follows:

2. ADRs. (a) ADRs in certificated form shall be engraved, printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any number of ADSs. ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. ADRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

(b) Direct Registration ADRs. Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder.

(c) Holders shall be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, regardless of whether their ADRs are Direct Registration ADRs or certificated ADRs.

SECTION 2.05. Section 3 of the Original Deposit Agreement is amended to read as follows:

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Deposit of Stock. In connection with the deposit of Stock hereunder, the Depositary or the Custodian may require the following in form satisfactory to it: (a) a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order a Direct Registration ADR or ADRs evidencing the number of ADSs representing such deposited Stock (a "Delivery Order"); (b) proper endorsements or duly executed instruments of transfer in respect of such deposited Stock; (c) instruments assigning to the Custodian or its nominee any distribution on or in respect of such deposited Stock or indemnity therefor; and (d) proxies entitling the Custodian to vote such deposited Stock. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) or (13) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. Stock may be deposited hereunder by electronic book-entry means, together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary. Stock may also be deposited hereunder in connection with the delivery of ADRs to represent distributions referred to in paragraph (10) of the form of ADR or upon exercise of the Rights referred to in paragraph (10) of the form of ADR; provided, however, that in such event if by operation of applicable provisions of the Japanese Commercial Code no certificate for any number of Stock issued upon such distribution or upon such exercise is issuable, such number of Stock which would form a part of the Deposited Securities in respect of the ADRs to be delivered pursuant to paragraph (10) of the form of ADR shall be deemed to be deposited hereunder without delivery of such certificate to the Custodian if such Stock is registered in the name of the Depositary or its nominee on the books of the Company at the time of the issue of such Stock.

SECTION 2.06. Section 4 of the Original Deposit Agreement is amended by replacing "execute and deliver" with "properly issue".

SECTION 2.07. Section 6 of the Original Deposit Agreement is amended by inserting the following at the end of the last sentence thereof:

, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, acting as a registrar for the Deposited Securities

SECTION 2.08. Section 7 of the Original Deposit Agreement is amended to read as follows:

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Substitution of ADRs. The Depositary shall issue a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

SECTION 2.09. Section 14 of the Original Deposit Agreement is amended to read as follows:

Reports. On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Stock and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon the Company's delivery thereof for all purposes of this Deposit Agreement.

SECTION 2.10. The address of the Depositary set forth in Section 17(a) of the

Original Deposit Agreement shall read as follows:

JPMorgan Chase Bank, N.A.
Four New York Plaza
New York, New York 10004
Attention: ADR Administration
Fax: (212) 623-0079

ARTICLE III

AMENDMENTS TO THE FORM OF ADR

SECTION 3.01.  The legend on the face of the form of ADR is amended by replacing

"1000" with "100".

SECTION 3.02. The initial paragraph of the form of ADR is amended to read as follows:

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JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America , as depositary hereunder (the "Depositary"), hereby certifies that   is the registered owner (a "Holder") of   American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one share of common stock (including the rights to receive Stock described in paragraph (1), "Stock" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of Canon Inc., a corporation organized under the laws of Japan (the "Company"), deposited under the Amended and Restated Deposit Agreement dated as of March 16, 1998 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.02. Paragraph (2) of the form of ADR is amended to read as follows:

Withdrawal of Deposited Securities. Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Upon surrender of an ADR or ADRs by a Holder to the Depositary, as a result of, and to the extent required by, the operation of applicable provisions of the Japanese Commercial Code, the Depositary will effect the delivery to such Holder of only that portion of Stock (and any other Deposited Securities relating to such Stock) comprising a Unit or an integral multiple thereof (the "deliverable portion" of such ADR or ADRs). As of the date of the Deposit Agreement, a Unit is comprised of 100 shares of Stock (a "Unit of Shares"). For the purpose of the foregoing sentence, the deliverable portion shall be determined on the basis of the aggregate number of shares of Stock represented by the entire amount of the ADSs evidenced by the ADR or ADRs surrendered by the same Holder at the same time. The Depositary will promptly advise such Holder as to the amount of Stock and Deposited Securities, if any, represented by the non-deliverable portion of such ADR or ADRs and shall deliver to such Holder a new ADR evidencing such non-deliverable portion. In addition, the Depositary shall notify such Holder of the additional amount of ADSs which such Holder would be required to surrender in order for the Depositary to effect delivery of all the Stock and Deposited Securities represented by the ADSs of such Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

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SECTION 3.03. Paragraph (3) of the form of ADR is amended to include the following sentence at the conclusion thereof:

At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, issue a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

SECTION 3.04. References in the form of ADR to the "Foreign Exchange and Foreign Trade Control Law of Japan" shall be references to the "Foreign Exchange and Foreign Trade Law of Japan".

SECTION 3.05. The address of the Securities and Exchange Commission set forth in paragraph (8) of the form of ADR is amended to "100 F Street, NE, Washington, DC 20549."

SECTION 3.06. The last sentence of paragraph (10) of the form of ADR is amended to read as follows:

Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

SECTION 3.07. The address of the Depositary set forth on the bottom portion of the form of ADR is amended to read as follows:

As of the date of the Deposit Agreement, the address of the Depositary's Office is 4 New York Plaza, New York, New York 10004.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a) This Amendment, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in Japan, neither of such agreements need to be filed or recorded with any court or other authority in Japan, nor does any stamp or similar tax or governmental charge need to be paid in Japan on or in respect of such agreements; and

(c) All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Effective Date. This Amendment is dated, and shall be effective, as of the date set forth above (the "Effective Date").

SECTION 5.02. Outstanding Receipts. ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby (as set forth in Exhibit A hereto), need not be called in for exchange.

SECTION 5.03. Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Original Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

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IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

CANON INC.

By:_________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:_________________________
Name:
Title: Vice President

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Exhibit A
[FORM OF FACE OF RECEIPT]

____ Number	No. of ADSs: Each ADS represents one share of Stock CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

SHARES OF COMMON STOCK

of

CANON INC.

(Incorporated under the
laws of Japan)

THE RIGHT OF HOLDERS OF ADRS TO DIRECT THE VOTING OF SHARES MAY BE RESTRICTED AS DESCRIBED IN PARAGRAPHS (6)
AND (12) BELOW. PURSUANT TO THE COMMERCIAL CODE OF JAPAN AND TO CANON'S ARTICLES OF INCORPORATION, THE RELEASE OF THE SHARES OF STOCK OF CANON INC. UNDERLYING THE ADSs REPRESENTED BY THIS ADR MAY BE LIMITED TO A UNIT OF 100 SUCH SHARES OF STOCK (OR SUCH OTHER NUMBER OF SHARES OF STOCK AS THE ARTICLES OF INCORPORATION MAY FROM TIME TO TIME DESIGNATE AS A "UNIT OF SHARES") OR INTEGRAL MULTIPLES THEREOF.

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America , as depositary hereunder (the "Depositary"), hereby certifies that   is the registered owner (a "Holder") of   American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one share of common stock (including the rights to receive Stock described in paragraph (1), "Stock" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of Canon Inc., a corporation organized under the laws of Japan (the "Company"), deposited under the Amended and Restated Deposit Agreement dated as of March 16, 1998 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1) Issuance of ADRs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Stock in form satisfactory to the Custodian; (b) rights to receive Stock from the Company or any registrar, transfer agent, clearing agent or other entity acting on behalf of the Company recording Share ownership or transactions; or, (c) other rights to receive Stock (until such Stock is actually deposited pursuant to (a) or (b) above, ADRs issued pursuant to this clause (c) shall be referred to as "Pre-released ADRs") only if (i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute "Deposited Securities"), (ii) each recipient of Pre-released ADRs agrees in writing with the Depositary that such recipient (a) owns such Stock, (b) assigns all beneficial right, title and interest therein to the Depositary, (c) holds such Stock for the account of the Depositary and (d) will deliver such Stock to the Custodian as soon as practicable and promptly upon demand therefor and (iii) all Pre-released ADRs evidence not more than 20% of all ADSs (excluding those evidenced by Pre-released ADRs), except to the extent that the Depositary (in its sole discretion) determines that unusual market conditions require the issuance of Pre-released ADRs in addition to 20% of all such ADSs. The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing Stock, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. No Stock shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that it is owned by a non-resident of Japan. Every person depositing Stock under the Deposit Agreement represents and warrants that such Stock is validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, the person making such deposit is duly authorized so to do and that such Stock is not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 and that such Stock is owned by a non-resident of Japan. Such representations and warranties shall survive the deposit of Stock and issuance of ADRs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Stock required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Stock or rights to receive such Stock identified by the Company in order to facilitate the Company's compliance with such Act.

(2) Withdrawal of Deposited Securities. Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Upon surrender of an ADR or ADRs by a Holder to the Depositary, as a result of, and to the extent required by, the operation of applicable provisions of the Japanese Commercial Code, the Depositary will effect the delivery to such Holder of only that portion of Stock (and any other Deposited Securities relating to such Stock) comprising a Unit or an integral multiple thereof (the "deliverable portion" of such ADR or ADRs). As of the date of the Deposit Agreement, a Unit is comprised of 100 shares of Stock (a "Unit of Shares"). For the purpose of the foregoing sentence, the deliverable portion shall be determined on the basis of the aggregate number of shares of Stock represented by the entire amount of the ADSs evidenced by the ADR or ADRs surrendered by the same Holder at the same time. The Depositary will promptly advise such Holder as to the amount of Stock and Deposited Securities, if any, represented by the non-deliverable portion of such ADR or ADRs and shall deliver to such Holder a new ADR evidencing such non-deliverable portion. In addition, the Depositary shall notify such Holder of the additional amount of ADSs which such Holder would be required to surrender in order for the Depositary to effect delivery of all the Stock and Deposited Securities represented by the ADSs of such Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3) Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, and registration of transfer, combination and split-up, of ADRs, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, issue a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Stock or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law (including, without limitation, the Foreign Exchange and Foreign Trade Law of Japan), regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. No Stock shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that it is owned by a non-resident of Japan. The issuance of ADRs or the acceptance of deposits of Stock may be refused, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5) Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Stock. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Stock or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. The Depositary will forward to the Company in a timely fashion such information from its records as the Company may reasonably request to enable the Company to file necessary reports with governmental authorities or agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Holders.

(6) Disclosure of Beneficial Ownership. (a) Without prejudice to the requirements of applicable law concerning disclosure of beneficial ownership of shares of Stock, any Beneficial Owner (as defined below) of ADSs who becomes, or ceases to be, directly or indirectly, the Beneficial Owner of more than 5% of all outstanding shares of Stock (whether such interest is held in whole or only in part through ADRs) shall, within five days (excluding Saturdays, Sundays and legal holidays in Japan) following such event, send written notice to the Depositary at its Transfer Office and to the Company at its principal office in Japan at 30-2, Shimomaruko 3-chome, Ohta-ku, Tokyo 146, Japan containing the following information:

(i) the name, address and nationality of such Beneficial Owner and all other persons by whom or on whose behalf such shares of Stock have been acquired or are held; the number of ADSs and total shares of Stock (including ADSs) beneficially owned, directly or indirectly, by such Beneficial Owner immediately before and immediately after the event requiring notification; the names and addresses of any persons other than the Depositary, the Custodian, or either of their nominees, through whom such beneficially owned shares of Stock are held, or in whose name such shares of Stock are registered in the Company's share register, and the respective numbers of shares of Stock beneficially held through each such person; the date or dates of acquisition of the beneficial interest in such shares of Stock; and the number of any shares of Stock in which such Beneficial Owner has the right to acquire, directly or indirectly, beneficial ownership and material information as to such right(s) of acquisition; and

(ii) the names, addresses and nationalities of any persons with whom such Beneficial Owner is acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of a beneficial interest in shares of Stock; and the number of shares of Stock being acquired, held, voted or disposed of as a result of such association (being the total number held by such group).

Any Beneficial Owner of more than 5% of all outstanding shares of Stock shall promptly notify the Depositary and the Company as provided above of any material change in the information previously notified, including, without limitation, a change of more than 1% of the percentage of total shares of Stock to which the beneficial ownership relates.

As used herein, the "Beneficial Owner" of shares of Stock means a person who, directly or indirectly, through any contract, trust, arrangement, understanding, relationship, or otherwise, has an interest in any shares of Stock, including any shares of Stock which underlie any ADS issued hereunder (including having the right to exercise or control the exercise of any right conferred by the holding of such shares of Stock or the power to vote or to direct voting or the power to dispose or to direct disposition), and includes any Holder of an ADS.

(b) Without prejudice to the requirements of applicable law and the provisions of the Company's Articles of Incorporation, any Beneficial Owner of shares of Stock shall, if so requested in writing by the Company, provide such information with respect to the beneficial ownership of shares of Stock (including not only shares of Stock underlying ADSs, but also any other shares of Stock in which such Beneficial Owner has an interest and including any security convertible into, exchangeable for or exercisable for shares of Stock) by such Beneficial Owner as is requested by the Company. Such Beneficial Owner shall provide such information to the Company in writing within the time specified by the Company. Copies of any such request and responses shall be contemporaneously sent to the Depositary at its Transfer Office.

(c) If the Company notifies the Depositary in writing that a particular Beneficial Owner has not complied with subsections (a) or (b) above, the Depositary shall use reasonable efforts not to vote or cause to be voted any shares of Stock held by it or any Custodian as to which such Beneficial Owner of such shares of Stock shall have failed to comply with the provisions of subsections (a) or (b) above but only to the extent that such Beneficial Owner is the Beneficial Owner of an ADR or ADRs.

(7) Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of Stock, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Stock), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering, Stock, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Stock or Holders withdrawing Deposited Securities; there are no such fees in respect of the Stock as of the date of the Deposit Agreement) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). These charges may be changed in the manner indicated in paragraph (16).

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company agrees to furnish to the Depositary, and the Depositary will, at the Company's expense, arrange for mailing to all Holders of ADRs (1) promptly after the end of the first six-month accounting period in each fiscal year, a semiannual report in the English language which shall include a consolidated balance sheet and statement of income (which need not be audited) for the Company as at the end of and for such six-month period, all in reasonable detail and (2) promptly after the end of each fiscal year, an annual report in the English language which shall include consolidated balance sheet and statement of income for the Company as at the end of and for such year, all in reasonable detail and certified by independent public accountants. All such interim and year-end statements shall be prepared in accordance with accounting principles generally accepted in the United States applied on a basis consistent with those used in the preparation of the financial statements in registration statements filed by the Company under the Securities Act of 1933 relating to shares of Stock (except to the extent exceptions from such accounting principles are permitted in periodic reports filed by the Company with the Securities and Exchange Commission). The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Commission. Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date of the Deposit Agreement at 100 F Street, NE, Washington, DC 20549.

(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By .................................................
Authorized Officer

As of the date of the Deposit Agreement, the address of the Depositary's Office is 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF ADR]

(10) Distributions on Deposited Securities. Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to appropriate adjustments for (i) taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. (b) Stock. (i) Additional ADRs evidencing whole ADSs representing any Stock available to the Depositary resulting from a stock split on Deposited Securities consisting of Stock (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Stock received in a Share Distribution, which Stock would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. In connection with any sale of Stock hereunder by the Depositary, the Company shall purchase such portion of such amount of shares of Stock which is insufficient in number to constitute a full Unit of Shares in accordance with the applicable provisions of the Japanese Commercial Code and its Share Handling Regulations. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Stock or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute same under the Securities Act of 1933 and any other applicable law (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). The Company will, in connection with any offer of such rights, make such rights generally transferable or consent to the transfer thereof by foreign investors not resident in Japan. (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

(11) Record Dates. The Depositary may, after consultation with the Company, if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters, and only Holders of record as of the close of business on such record date shall be so entitled.

(12) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Stock or other Deposited Securities, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials in English, (b) that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given, including instructions (or deemed instructions in accordance with the third following sentence in this paragraph) to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Company to vote) the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities. To the extent such instructions are not so received by the Depositary from any Holder, the Depositary shall deem such Holder to have so instructed the Depositary to give a discretionary proxy to a person designated by the Company and the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs as to which such instructions are so given; provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information promptly in writing) that (x) the Company does not wish such proxy given, (y) substantial opposition exists to such matter or (z) such matter materially affects the rights of holders of Shares. Under the Commercial Code of Japan, votes may only be cast in respect of a Unit of Shares. Instructions received from all Holders shall be aggregated and the Depositary shall endeavor insofar as is practicable to vote or cause to be voted, the number of whole Units in respect of which instructions have been received, in accordance with such instructions. After aggregation of all instructions, the votes remaining which constitute less than a whole Unit of Shares with respect to any particular instruction shall remain uncast.

(13) Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR, after consultation with the Company to the extent practicable, or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to
Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. The Company agrees that it shall give notice to Holders of ADRs of any amendment to its Articles of Incorporation changing the number of shares of Stock previously designated as a Unit at least three months prior to the effectiveness of such amendment. Notwithstanding the foregoing, however, if the number of shares of Stock proposed to be designated as a Unit pursuant to an amendment to the Company's Articles of Incorporation is a number evenly divisible into the number of shares of Stock then designated as a Unit, the Company shall give notice to Holders of ADRs of such amendment at least two weeks prior to the effectiveness of such amendment.

(14) Exoneration. The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, the Company, their agents and each of them may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary or its agents hereunder (acting as such). No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15) Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16) Amendment. Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to this Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

(17) Termination. The Depositary shall at the written direction of the Company terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement after giving the notice set forth in the preceding sentence of this paragraph (17) at any time after 45 days has elapsed after the Depositary shall have delivered to the Company its written resignation, provided that no successor depositary shall have been appointed and accepted its appointment as provided in Section 13 of the Deposit Agreement before the end of such 45 days. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary and its agents.